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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-A/A

               For Registration of Certain Classes of Securities
                    Pursuant to Section 12(b) or (g) of the
                        Securities Exchange Act of 1934

                                   MAPCO INC.
             (Exact name of registrant as specified in its charter)

                 Delaware                                        73-0705739
                 --------                                        ----------
(State of incorporation or organization)              (I.R.S. Employer Identification No.)

1800 South Baltimore Avenue Tulsa, Oklahoma                         74119
-------------------------------------------                         -----
 (Address of principal executive offices)                         (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

Title of each class                        Name of each exchange on which
to be so registered                        each class is to be registered

   Common Stock                                New York Stock Exchange
  ($1 par value)                                Chicago Stock Exchange
                                                   Pacific Exchange

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                  Common Stock
                                (Title of class)

                                      NONE
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         The undersigned registrant, MAPCO Inc. (the "Company"), hereby amends and supplements, as set forth below, Items 1 and 2 of the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 11, 1996, as amended by the Form 8-A/A filed by the Company with the Securities and Exchange Commission on July 2, 1997, all of which are incorporated herein by reference (collectively, including the exhibits thereto, the "Form 8-A"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Form 8-A.

Item 1.  Description of Registrant's Securities to be Registered.

         The response to Item 1 in the Form 8-A is hereby amended by the addition of the following paragraphs after the last paragraph thereof:

         Each share of Common Stock is currently accompanied by one-half of a Right.

         On November 23, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") among The Williams Companies, Inc. ("Williams"), TML Acquisition Corp., a wholly-owned subsidiary of Williams ("Sub") and MAPCO Inc. ("MAPCO") providing for Williams to acquire MAPCO in a non-taxable stock for stock transaction in which Sub would be merged with and into MAPCO (the "Merger"). In connection with the execution of the Merger Agreement, the Company amended its Rights Agreement dated May 29, 1996, between the Company and Harris Trust Company of New York, as Rights Agent (the "Rights Agreement") effective November 23, 1997 in order to, among other things (i) prevent Sub and Williams from becoming an Acquiring Person as a result of the Merger as provided in the Merger Agreement, (ii) prevent a Stock Acquisition Date, a Distribution Date, a Section 11(a)(ii) Event or a Section 13 Event from occurring as a result of the Merger or the other transactions contemplated by the Merger Agreement and (iii) to provide that all outstanding Rights will expire immediately prior to the effective time of the Merger.

         A copy of  Amendment No. 1 to Rights Agreement is included as Exhibit
(10) and is incorporated herein by reference. The foregoing description of Amendment No. 1 to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to Amendment No. 1 to Rights Agreement.

Item 2.  Exhibits.

         The response to Item 2 in the Form 8-A is hereby amended to read in its entirety as follows:

         Copies of the following exhibits have been transmitted to the New York, Pacific and Chicago Stock Exchanges:

                 (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.





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                 (2)      The Company's Quarterly Report on Form 10-Q for the
                          fiscal quarter ended September 30, 1997.

                 (3)      The Company's Proxy Statement dated April 15, 1997.

                 (4) The By-Laws of the Company, incorporated by reference to Exhibit 3.(ii) to Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

                 (5) The Restated Certificate of Incorporation of the Company, as amended, incorporated by reference to
                          Exhibit 5 to the Company's Form 8-A/A filed July 2, 1997 .

                 (6) Rights Agreement dated as of May 29, 1996 between the Company and Harris Trust Company of New York, incorporated by reference to Exhibit 4 to the Company's Registration Statement on Form 8- A filed June 11, 1996.

                 (7) Specimen of Common Stock certificate, incorporated by reference to Exhibit 4.(a) to Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

                 (8) The Company's annual report to stockholders for the fiscal year ended December 31, 1996.

                 (9) Agreement and Plan of Merger Among The Williams Companies, Inc., TML Acquisition Corp. and MAPCO Inc., incorporated by reference to Exhibit 2 to Current Report on Form 8-K filed November 26, 1997.

                 (10) Amendment No. 1 to Rights Agreement dated as of November 23, 1997 incorporated by reference to
                          Exhibit 4 to Current Report on Form 8-K filed November 26, 1997.





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                                   Signature

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

[CORPORATE SEAL]                  MAPCO Inc.


                                  By:      /s/ James N. Cundiff
                                           -----------------------------------
                                           James N. Cundiff
                                           General Counsel - New Ventures &
                                           Corporate Services and
                                           Assistant Corporate Secretary


Date:    December 12, 1997





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